BT SECURITIES CORPORATION
                          One Bankers Trust Plaza
                         New York, New York  10006

      July 31, 1996

      Bastion Capital Fund, L.P.
      1999 Avenue of the Stars, Suite 2960
      Los Angeles, California  90067
      Attention:  Guillermo Bron

      Re: Sale of 100,000 shares (the "Shares") of Class A Common Stock of Telemundo Group, Inc. (the "Company")

      Dear Sirs:

      In connection with our sale to you today of the Shares referred to above, BT Securities Corporation ("Seller") represents and agrees with you as follows:

           1. Information. Seller acknowledges that you, as the purchaser of the Shares (the "Purchaser"), have advised Seller that (i) Purchaser is a principal equity owner of the Company and, as such (including, without limitation, through designees and representatives on the Board of Directors of the Company) may be in possession of material, nonpublic information regarding the Company, its condition (financial and otherwise), results of operations, business, properties, plans (including, without limitation, plans regarding potential asset sales or other dispositions) and prospects (collectively, "Information"); and (ii) such Information may be material to Seller's decision to sell the Shares. Seller acknowledges and agrees that Purchaser shall have no obligation to disclose to Seller any of such Information.

           2. Investigation. Seller has conducted its own investigation, to the extent that Seller has determined necessary or desirable, in connection with the transaction contemplated hereby, and has determined to enter into and complete such transaction based on, among other things, such investigation. Seller hereby waives and releases, to the fullest extent permitted by law, any and all claims and causes of action it has or may have against, Purchaser, its affiliates, and their respective officers, directors, employees, representatives and agents, based upon, relating to or arising out or the transaction contemplated hereby, including (without limitation) any claim or cause of action based upon, relating to or arising out of nondisclosure of the Information.

           3. Accredited Investor. Seller is an "accredited investor" as defined in Rule 501 promulgated under the Securities Act of 1933, as amended. Seller is selling the Securities for its own account as principal and has not acquired the Securities on behalf, or at the request, of Purchaser.

           4. Tender Offer. Seller represents that its purchase of the Shares did not constitute a tender offer under Sections 13(e), 14(d) or 14(c) of the Securities Exchange Act of 1934, as amended. Purchaser represents that, assuming the accuracy of Seller's representation in the preceding sentence, its purchase of the Shares, when taken together with any other bids for or purchases by the Purchaser or persons acting on its behalf of securities of the same class as the Shares, do not constitute such a tender offer.

                                    BT SECURITIES CORPORATION

                                    By:/s/ Ray Rivers
                                        Name:  Ray Rivers
                                        Title:  Managing Director

      Acknowledged and agreed:

      BASTION CAPITAL FUND, L.P.

      By:  Bastion Partners, L.P.

      By:  Bron Corp.
             Co-general Partner

           By:/s/ Guillermo Bron

      By:  VILLANUEVA INVESTMENTS, INC.
              Co-general Partner

           By:/s/ Daniel D. Villanueva